STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

USCA ALL TERRAIN FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: USCA All Terrain Fund

2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Section 1 in its entirety and by adding a new Section 1 to read in full as follows:

1: The name of the statutory trust is: All Terrain Fund (the “Trust”)

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 28th day of July, 2025.

By:	/s/ Phil Pilibosian
Phil Pilibosian, Trustee